Exhibit 99.1

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Fourth Quarter and Full-Year 2012 Results
- Conference Call Scheduled for 9 a.m. Today -

Exton, PA February 21, 2013 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the 2012 fourth quarter and year.

Fourth-Quarter Highlights

•	Sales grew 8.8% (10.6% excluding currency) vs. fourth quarter 2011.

•	GAAP diluted earnings per-share (EPS) of $0.60.

•	Adjusted diluted EPS of $0.61, compared to $0.59 in prior-year period.

•	Guides 2013 sales growth of 6% to 8% (ex-currency) and Adjusted Diluted EPS of $2.97 to $3.17.

Summary comparative results for the quarter were as follows:

($ millions, except per-share data)	Three Months Ended December 31,
	2012	2011
Net Sales	$321.5	$295.4
Gross Profit	97.5	85.3
Reported Operating Profit	31.5	26.9
Adjusted Operating Profit(1)	32.0	28.9
Reported Diluted EPS	0.60	0.54
Adjusted Diluted EPS(1)	0.61	0.59

(1)	Adjusted operating profit and adjusted diluted EPS are Non-GAAP measurements. See discussion of "Non-GAAP Financial Measures.”

Consolidated sales grew 8.8% (10.6% excluding currency effects) compared to the fourth quarter of 2011, with both of the Company's business segments achieving significant improvements. Pharmaceutical Packaging Systems (PPS) segment sales grew 8.3% (10.5% excluding currency effects), driven by pricing and growth in demand for high-value pharmaceutical packaging components. Pharmaceutical Delivery Systems (PDS) segment sales grew 10.2% (11.1% excluding currency effects) on a strong improvement in proprietary product sales, as well as contract manufacturing revenue increases.

Consolidated gross profit grew by 14.3% over the prior-year period, to $97.5 million, yielding a gross profit margin of 30.3%, compared to 28.9% in the fourth quarter of 2011. The improved gross profit and gross profit margin were primarily attributable to the improved sales mix associated with the growth in high-value packaging component sales. Higher selling prices were substantially offset by increases in production costs, contributing a net 0.2 margin point increase in the gross profit margin.

R&D costs increased by $1.4 million, or 19.4%, to $8.6 million in the current quarter, as the result of the increased investment in the Company's proprietary SmartDoseTM and SelfDoseTM systems. The increase was more than offset by $2.3 million in other income earned by PDS, primarily due to the achievement of a development agreement milestone. SG&A costs increased to 18.2% of sales as a result of higher performance-based compensation, investments in information technology, and costs associated with relocating the Company's headquarters, primary research and laboratory facilities. The increase in performance-based compensation reflects the combined effects of improved operating results and the increase in the Company's share price during the quarter. The Company's 27.3% annual effective tax rate on adjusted pre-tax profit was marginally lower than was anticipated at the end of the preceding quarter, but increased 2.4 percentage points compared to the fourth quarter of 2011, due to relative growth in pre-tax earnings in high-tax jurisdictions and to the expiration of the U.S. tax credit for R&D.

Adjusted EPS of $0.61 in the quarter reflects a $0.04 per share reduction in the Companys' share of income earned by non-controlled affiliates, primarily the result of start-up costs for a new production facility in Japan, and $0.02 of net unfavorable currency effects, compared to the $0.59 in the 2011 period.

Executive Commentary

“West's fourth quarter results were ahead of expectations and provided a strong finish to an outstanding year,” said Donald E. Morel Jr., PhD, West's Chairman and Chief Executive Officer. “Packaging Systems sales, sales mix and backlog of orders remain remarkably robust, particularly for our high-value products. Demand is being fueled by our customers' efforts to relieve market shortages of certain critical injectable drugs, inventory building due to their more conservative risk management strategies and our lengthening lead times for some products, and the success of new products introduced by our customers in growing therapeutic classes. Delivery Systems sales and results benefited from continuing strength in the domestic contract manufacturing business, enhanced in the quarter by growing pre-commercial demand for our proprietary products, including Daikyo Crystal Zenith® pre-filled syringes and administration systems. As a result of significant progress in our proprietary product development programs we ramped up investment in growth and efficiency initiatives, including expanding R&D, to better position these products for anticipated commercialization.”

“That momentum is carrying into 2013, and we now expect sales to grow between 6% and 8% on a constant currency basis. We expect to see further improvement in Packaging Systems' sales and mix. We expect that inventory building by several customers will be completed later in the year and that we will begin to resolve our lengthening lead times, both of which will moderate demand. In Delivery Systems, proprietary needle-safety and reconstitution products are expected to be the leading contributors to growth, with modest contributions from critical pre-commercial sales of Crystal Zenith, dose administration products, and contract manufacturing. We will be increasing R&D investments faster than sales, to slow planned SG&A growth relative to sales, and expect to generate adjusted diluted EPS of between $2.97 and $3.17.”

“Our longer-term outlook is unchanged and we have continued our capital program to address capacity for 2014 and beyond. We completed the construction of our new packaging facility in China in the fourth quarter and expect to begin commercial production in the second quarter of 2013. We've broken ground in India. Demand for Crystal Zenith insert-needle syringes is encouraging, suggesting an increase in the rate of development work by customers with those products. We achieved important, customer-specific milestones in the further development of a proprietary device for their application. We launched the NovaPure® line in Packaging Systems and B.Safe products in Delivery Systems, and have acquired the rights to make and market the SelfDose auto-injector. We are excited by the many opportunities we are pursuing and are encouraged by our performance in 2012.”
Pharmaceutical Packaging Systems

Pharmaceutical Packaging Systems sales for the fourth quarter of $227.7 million were 8.3% higher when compared to the fourth quarter of 2011 (10.5% excluding currency effects). High-value pharmaceutical packaging component sales accounted for the improvement, growing 17.5% excluding currency effects, with FluroTec®-coated and Westar® ready-to-sterilize and ready-to-use components making the largest contributions. Excluding the effects of currency, the Company's North America and European businesses, its largest, grew by more than 12%. The dollar-value of the backlog of firm orders for Pharmaceutical Packaging Systems products at the end of the quarter was 22% higher than at the end of the 2011 quarter, in part a result of longer lead times for new orders in certain high-value product categories.

Gross profit increased 15.5% over the prior-year period, to $78.6 million, leading to a 2.2 percentage point increase in gross profit margin, to 34.6%. The improvement in gross profit and margin were primarily a function of the more profitable sales mix associated with the disproportionate growth in high-value product sales. Increases in selling prices and production efficiencies were substantially offset by increases in raw material and other costs.

SG&A costs increased to $30.8 million, or 13.5% of sales, from $26.8 million and 12.8% of sales in the fourth quarter of 2011. The increase was attributed to staffing additions in support of sales and production growth, increased information technology and other project costs, and higher sales and other incentive compensation. Operating profit grew 17.0%, to $44.1 million, compared to $37.7 million reported in the prior-year quarter, yielding an operating profit margin improvement of 1.5 percentage points, to 19.4%.

Pharmaceutical Delivery Systems

Pharmaceutical Delivery Systems sales of $94.0 million were 10.2% higher than the $85.3 million reported in the comparable 2011 quarter (11.1% higher excluding currency effects). Sales of proprietary products were 30.4% higher than the fourth quarter of 2011 at constant exchange rates, and comprised 25% of segment sales, compared to 21% in the prior-year period. Increased demand for administration systems and Daikyo Crystal Zenith products was attributed to customers' execution of development plans for products incorporating those technologies. Contract manufacturing revenues grew by 5.8%, primarily as a result of tooling and development revenue gains and demand for healthcare products, while consumer product revenues were substantially unchanged.

Sales growth generated a $1.7 million increase in gross profit in the current quarter, to $18.9 million, compared to the prior-year period. Gross profit margin of 20.0% was 0.1 percentage point lower than the prior year quarter, with efficiencies in contract manufacturing businesses mitigating the effects of the relatively high cost of development-scale production of proprietary products.

SG&A costs increased $0.7 million to $9.7 million, but declined 0.3 percentage points, to 10.2% of sales in the period. R&D costs grew to $5.6 million, or 5.9% of segment revenue, from $4.5 million and 5.3% of revenue in the prior-year quarter, on further investment in the SmartDose electronic patch injector and SelfDose auto-injector device, which was in-licensed during the third quarter of 2012. Those increases were more than offset by $2.3 million of other income, due primarily to the achievement of a developmental milestone under a customer agreement involving one of the Company's proprietary devices. As a result, operating profit increased from $3.8 million in the 2011 period to $5.8 million in the current quarter and operating margin improved 1.7 margin points, to 6.2%.

Corporate and Other

Corporate SG&A costs were $5.5 million higher in the quarter compared to the prior-year period. The increase included approximately $2.0 million of additional occupancy, lease termination and relocation costs associated with the relocation of the corporate headquarters and research facilities in the quarter. An increase of $2.2 million was due to improved performance expectations and share price appreciation, which increased annual incentive and long-term, stock-based compensation plan costs. U.S. pension expense was $0.3 million higher than in the prior-year period. The balance of the increase was for project-specific costs, including legal and consulting fees.

Net interest expense was $3.2 million in the quarter, down from $3.9 million in the prior-year period, primarily a result of the refinancing of fixed-rate obligations at maturity during the third quarter of 2012, employing the Company's lower-cost, floating-rate revolving credit facility.

The Company's annual effective tax rate of 27.3% on adjusted pre-tax earnings for the year 2012, compared to 24.9% in 2011. The higher rate in the current year was due primarily to increases in profitability in relatively high-tax rate jurisdictions, particularly in the U.S. and Europe, and the absence of a 2012 U.S. tax credit for R&D. The effect of the 2013 reinstatement of that credit on the Company's 2012 tax cost will be recognized in 2013. The estimated annual rates exclude the impact of items and tax-effects described in “Non-GAAP Financial Measures.”

Financial Guidance

The Company's full-year 2013 revenue and earnings-per-share guidance is summarized below:

(in millions, except EPS)	2013 Estimated Guidance	2012 Results
Consolidated net sales	$1,360 to $1,400	$1,266.4
Consolidated gross profit margin (% of sales)	30.7% to 31.3%	30.6%
Pharmaceutical Packaging Systems sales	$990 to $1,020	$915.1
Pharmaceutical Packaging Systems Gross profit margin (% of sales)	34.7% to 35.1%	34.8%
Pharmaceutical Delivery Systems sales	$370 to $380	$352.1
Pharmaceutical Delivery Systems Gross profit margin (% of sales)	20.5% to 21.5%	19.7%
Full-Year diluted earnings per share	$3.00 to $3.20	$2.30
Full-Year adjusted diluted EPS (2)	$2.97 to $3.17	$2.76

(2)	Adjusted diluted EPS is a Non-GAAP measurement. See discussion of “Non-GAAP Financial Measures.”

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.33 for the remainder of 2013, compared to $1.29 in 2012.

The Company's estimated guidance for 2013 includes $12 million of expected sales and development income, and between $0.11 and 0.15 of adjusted diluted EPS, that are associated with customers' research and pre-commercial work with Daikyo Crystal Zenith and other proprietary administration devices, the nature of which increases the risk that actual results may be lower than estimates.

The Company expects 2013 capital spending to be between $125 million and $150 million. Excluded from that guidance estimate is approximately $35 million associated with the Company's new headquarters and research facility, most of which was incurred and recorded in 2012 and earlier years.

Fourth-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 800-573-4840 (U.S.) or 617-224-4326 (International). The passcode is 15317330.

A live broadcast of the conference call will be available at the Company's web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company's website.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, February 28, 2013, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 97318921.

Non-GAAP Financial Measures

This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP) accepted in the U.S., and therefore are referred to as non-GAAP financial measures:

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Net debt to total invested capital

West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company's overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company's business.

In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three-month and full-year periods presented in the accompanying tables:

Restructuring, impairment & related charges - During the three months ended December 31, 2012, we incurred restructuring, impairment and related charges of $0.2 million, all of which were associated with the restructuring plan announced in December 2010. During the twelve months ended December 31, 2012, we incurred restructuring, impairment and related charges of $5.5 million, the majority of which related to impairment charges of $3.4 million, as we concluded that the estimated fair value of one of our product lines no longer exceeded the carrying value of the related assembly equipment and intangible asset. The remaining charges during the twelve months ended December 31, 2012 were associated with the restructuring plan announced in December 2010, with respect to which the Company does not expect any future charges.

During the three and twelve months ended December 31, 2011, we incurred restructuring and related charges of $1.0 million and $5.3 million, respectively, associated with the restructuring plan announced in December 2010. Charges associated with the plan in 2011 were primarily associated with the 2011 closure of a plant in the United States, a reduction of operations at a manufacturing facility in England, and the elimination of certain operational and administrative functions in other locations.

Acquisition-related contingencies - During the three and twelve months ended December 31, 2012, we increased the liability for contingent consideration related to our 2010 acquisition of technology used in our SmartDose™ electronic patch injector system by $0.3 million and $1.2 million, respectively, due to fair value adjustments.

During the three and twelve months ended December 31, 2011, we increased the liability for contingent consideration related to our 2010 acquisition of technology used in our SmartDose™ electronic patch injector system by $0.2 million and $0.5 million, respectively, due to fair value adjustments. During the twelve months ended December 31, 2011, we also reduced the liability for contingent consideration related to our July 2009 eris™ safety syringe system acquisition by $0.8 million, bringing the liability balance to zero. That reduction reflected our assessment that none of the contractual operating targets would be achieved over the earnout period, which ends in 2014.

Extinguishment of debt - During the twelve months ended December 31, 2012, we recognized a loss on debt extinguishment of $11.6 million related to our repurchase of $158.4 million in aggregate principal amount of 4.00% Convertible Junior Subordinated Debentures Due 2047, which included the purchase premium, transaction costs and a non-cash charge for unamortized debt issuance costs of the purchased Convertible Debentures. The purchase of the Convertible Debentures results in a 2.9 million share, or 7.8%, prospective reduction in West common shares included in the measurement of diluted earnings per share. Excluding the loss on debt extinguishment recognized in the second quarter, the effect is expected to be accretive to earnings per diluted share going forward, after accounting for interest expense to be incurred in connection with notes issued on July 5, 2012, the proceeds of which provided the permanent financing for the purchase of the Convertible Debentures.

Special separation benefits - During the three and twelve months ended December 31, 2011, we incurred special separation benefits of $0.8 million and $2.9 million, respectively, related to the retirement of our former President and Chief Operating Officer. These costs consisted primarily of stock-based compensation expense and a settlement loss related to one of our non-qualified defined benefit pension plans. The respective equity compensation arrangements were amended to allow certain of his awards to continue to vest over the original vesting period instead of being forfeited upon separation, resulting in a revaluation of the awards and acceleration of expense.

Discrete tax items - During the twelve months ended December 31, 2012, we recorded discrete tax charges of $1.8 million resulting from the impact of intercompany dividends on foreign tax credits and the impact of changes in tax rates in certain foreign tax jurisdictions on our deferred tax balances. During the twelve months ended December 31, 2012, we also recorded a discrete tax charge of $0.3 million due to the reduction of deferred tax assets associated with the legal restructuring of the ownership of our Puerto Rico operations. During the three and twelve months ended December 31, 2011, we recognized discrete tax charges of $0.6 million and $1.4 million, respectively, the majority of which resulted from changes in certain international tax rates that affected our deferred tax carrying values.

The accompanying tables include the Non-GAAP measure of net debt to total invested capital, which management believes provides a useful measure of the comparative degree of West's financial leverage. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders' equity.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers' changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the company's Annual Report on Form 10-K for the years ended December 31, 2011 and, when available, 2012.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2012		2011		2012		2011
Net sales	$321.5	100%	$295.4	100%	$1,266.4	100%	$1,192.3	100%
Cost of goods and services sold	224.0	70	210.1	71	878.7	69	853.0	72
Gross profit	97.5	30	85.3	29	387.7	31	339.3	28
Research and development	8.6	2	7.2	3	33.2	3	29.1	2
Selling, general and administrative expenses	58.6	18	48.4	16	218.1	17	191.1	16
Restructuring and other items	0.5	—	2.0	1	6.7	—	8.0	1
Other expense /(income), net	(1.7)	—	0.8	—	(5.4)	—	1.5	—
Operating profit	31.5	10	26.9	9	135.1	11	109.6	9
Loss on debt extinguishment	—	—	—	—	11.6	1.0	—	—
Interest expense, net	3.2	1	3.9	1	14.9	1	16.9	1
Income before income taxes	28.3	9	23.0	8	108.6	9	92.7	8
Income tax expense	7.3	2	5.5	2	32.7	3	23.5	2
Equity in net income of affiliated companies	0.1	—	1.4	—	4.8	—	6.3	—
Net Income	$21.1	7%	$18.9	6%	$80.7	6%	$75.5	6%
Net income per share:
Basic	$0.62		$0.56		$2.37		$2.24
Assuming Dilution	$0.60		$0.54		$2.30		$2.16
Average common shares outstanding	34.2		33.8		34.0		33.7
Average shares assuming dilution	35.0		37.1		35.9		37.0

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales:	2012	2011	2012	2011
Pharmaceutical Packaging Systems	$227.7	$210.3	$915.1	$857.4
Pharmaceutical Delivery Systems	94.0	85.3	352.1	336.7
Eliminations	(0.2)	(0.2)	(0.8)	(1.8)
Consolidated Total	$321.5	$295.4	$1,266.4	$1,192.3
Operating Profit (Loss):
Pharmaceutical Packaging Systems	$44.1	$37.7	$187.5	$152.6
Pharmaceutical Delivery Systems	5.8	3.8	18.4	9.8
U.S. pension expense	(3.6)	(3.3)	(14.4)	(13.1)
Stock-based compensation expense	(3.7)	(2.1)	(15.5)	(6.9)
General corporate costs	(10.6)	(7.2)	(34.2)	(24.8)
Adjusted Operating Profit	32.0	28.9	141.8	117.6
Restructuring and other items	(0.5)	(2.0)	(6.7)	(8.0)
Reported Operating Profit	$31.5	$26.9	$135.1	$109.6

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
(in millions, except per share data)

Please refer to the “Non-GAAP financial measures” for more information.

WEST PHARMACEUTICAL SERVICES NON-GAAP MEASURES RECONCILIATION OF 2013 ADJUSTED DILUTED EPS GUIDANCE TO 2013 REPORTED GUIDANCE

Full Year 2013 Guidance (3)(4)
Adjusted diluted EPS guidance	$2.97 to $3.17
2012 R&D tax credit	0.03
Reported diluted EPS guidance	$3.00 to $3.20

(3)  Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.33 for the remainder of 2013. Actual results will vary as a result of exchange rate variability. Please refer to “Non-GAAP Financial Measures” for additional information regarding adjusted diluted EPS.
(4)  The 2013 consequences of those items described in “Non-GAAP Financial Measures,” which were excluded from the calculation of adjusted diluted EPS in 2012, and similar items that may be incurred during 2013, are excluded from the adjusted diluted EPS guidance for 2013.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Twelve Months Ended December 31,
	2012	2011
Depreciation and amortization	$76.9	$75.7
Operating cash flow	$187.4	$130.7
Capital expenditures	$131.3	$95.4

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of December 31, 2012	As of December 31, 2011
Cash and Cash Equivalents	$161.9	$91.8
Debt	$411.5	$349.4
Equity	$728.9	$654.9
Net Debt to Total Invested Capital †	25.5%	28.2%
Working Capital	$295.5	$228.8

† Net Debt and Total Invested Capital are Non-GAAP measures. Please refer to “Non-GAAP Financial Measures” for additional information regarding those measures.